CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the HCSB Financial Corporation 2016 Equity Incentive Plan, our report dated March 30, 2016, relating to our audits of the consolidated financial statements which appears in the Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina

November 7, 2016